UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 5, 2015

TEARLAB CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens Street, Suite 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

On November 5, 2015, TearLab Corporation (the “Company”) issued a press release announcing financial results for its third quarter ended September 30, 2015. A copy of this press release is attached hereto as Exhibit 99.1.

The information in this Item 2.02 and Exhibit 99.1 shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, or the Exchange Act, except to the extent that we specifically incorporate it by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2015, the Company announced the appointment of Joseph Jensen to serve as Chief Executive Officer of Tearlab and Elias Vamvakas as Executive Chairman of the Board, effective as of January 1, 2016. Mr. Vamvakas will resign as Tearlab’s Chief Executive and Secretary as of January 1, 2016.

Mr. Jensen, 43, has served as the President and Chief Operating Officer of TearLab Corporation since October 2013, and will become the Chief Executive Officer effective as of January 1, 2016. Mr. Jensen has over nineteen years of experience in pharmaceutical and medical device sectors spanning sales, sales management, marketing, and international positions. He is a proven leader with consistent performance and commensurate promotions at a Fortune 50 company. From 1996 to 2013, Mr. Jensen served in managerial roles, most recently as the head of surgical marketing of Alcon Laboratories, Inc. (“Alcon”), a division of Novartis. From 1995 to 1996, Mr. Jensen served as territory manager of Warner Lambert. From 1994 to 1995, Mr. Jensen served as district manager of Payroll Services. Mr. Jensen graduated from Flagler College with Bachelor of Arts degrees in Business and Communications and a minor in Advertising.

There are no arrangements or understandings between Mr. Jensen and any other persons pursuant to which he was selected as Chief Executive Officer and as a Director. There are also no family relationships between Mr. Jensen and any director or executive officer of Tearlab and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Mr. Vamvakas, 57, has been the Chairman of the Board of Directors of TearLab Corporation since June 2003 and the Chief Executive Officer and Secretary of TearLab from July 2004 until October 2008 and again since June 2009, and will resign as Chief Executive Officer and become Executive Chairman effective as of January 1, 2016. Mr. Vamvakas co-founded TLC Vision, an eye care services company, where he was the Chairman from 1994 to June 2006, and he was the Chief Executive Officer from 1994 to July 2004. Since November 2006, Mr. Vamvakas has been a member of the Board of Directors of TearLab Research, Inc. Mr. Vamvakas has been the Chairman of the board for Greybrook Capital, a Toronto-based private equity firm. Mr. Vamvakas also serves on the boards of several of Greybrook’s portfolio companies. Additionally, Mr. Vamvakas is the Chairman of Brandimensions Inc. and Nulogx Inc. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999, he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing one of Canada’s fastest growing companies. Mr. Vamvakas received a B.Sc. degree from the University of Toronto in 1981. As our Chief Executive Officer, Mr. Vamvakas is specially qualified to serve on the Board because of his detailed knowledge of our operations and market.

There are no arrangements or understandings between Mr. Vamvakas and any other persons pursuant to which he was selected as Executive Chairman. There are also no family relationships between Mr. Vamvakas and any director or executive officer of Tearlab and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of TearLab Corporation dated November 5, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Wes Brazell
Wes Brazell
Chief Financial Officer

Date: November 5, 2015